                                                                    EXHIBIT 99.1

                                 [CPI AERO LOGO]

FOR IMMEDIATE RELEASE
---------------------

               CPI AEROSTRUCTURES ANNOUNCES FIRST QUARTER RESULTS
               --------------------------------------------------

EDGEWOOD, NY - MAY 11, 2005 -- CPI Aerostructures, Inc. ("CPI Aero") (AMEX: CVU)
today announced operating results for the first quarter ended March 31, 2005.

FIRST QUARTER 2005 VERSUS 2004:

     o    Revenue was $6.2 million for both periods;

     o    Gross margin was 29% compared to 31%, slightly below the Company's gross margin target of 30%-32%;

     o    Income from operations was $936,606 compared to $1,088,018;

     o    Net income was $578,656 or $0.09 per diluted share, compared to
          $651,812 or $0.11 per diluted share.

Edward J. Fred, CPI Aero's President & CEO stated, "As projected, our current first quarter revenue approximated last year's revenue. The decrease in gross margin percentage was due to extra costs that we had to incur to rework a first article that was rejected by the government. This rejection was the result of non-conforming component parts purchased from a vendor. We no longer do business with this vendor and, therefore, we do not anticipate that this situation will recur in future periods.

"Also, as has been the case for several quarters, the U.S. government continues to award contracts at a slow pace. Through April 30, 2005, new contract awards were $3.3 million, all from Defense Supply Center Richmond (DSCR), compared to
$11.6 million for the same four month period last year. However, as we had previously announced, the 2005 release for T-38 inlets occurred in late 2004.
Removing the 2004 T-38 award and a $3.0 million subcontract award from a major prime defense contractor, both of which were awarded in the first quarter of
2004, core business awards from the DSCR were $3.3 million in 2005 compared to
$2.9 million in 2004.

"Additionally, our balance sheet at March 31, 2005 remains strong with no significant long-term debt and shareholders' equity of $26 million."

Mr. Fred added, "Our financial results for the first quarter of 2005 are consistent with our expectations. In addition, the record number of bids outstanding has further increased to in excess of $140 million and we continue to make bids on contracts on a weekly basis."

Mr. Fred concluded, "Because of the overall slowdown in government orders and the uncertainty of the timing related to the next C-5 TOP order, looking ahead, we project that the first half of 2005 will be flat as compared to 2004, with revenue in the range of $12-$13 million. We project that revenue for the second half of the year will be in the range of $12-$17 million, giving us a full year of revenue in the range of $25-$30 million, with net income in the range of
$2.4-$3.5 million. These projections assume no revenue from a 2005 C-5 TOP order or from any of the major proposals that we will be submitting bids on over the next few months. The receipt of any of these awards or a significant C-5 release could yield much better results."

                                     (more)

CPI Aero News Release                                                     Page 2
May 11, 2005

CONFERENCE CALL

CPI Aero's President and CEO, Edward Fred, and CFO, Vincent Palazzolo, will host a conference call today, May 11, 2005 at 11:00 am EDT to discuss these results as well as recent corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing 706-679-3079. Please call in 10 minutes before the scheduled time and ask for the CPI Aero call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.cpiaero.com and click on the "Investor Relations" section, then click on "Events". Please access the website 15 minutes prior to the call to download and install any necessary audio software. The conference call will be archived and can be accessed for approximately 90 days.

Founded in 1980, CPI Aero is engaged in the contract production of structural aircraft parts principally for the U.S. Air Force and other branches of the armed forces. In conjunction with its assembly operations, CPI Aero provides engineering, technical and program management services. Among the key programs that CPI Aero supplies are the C-5A Galaxy cargo jet, the T-38 Talon jet trainer, the A-10 Thunderbolt attack jet, the E-3 Sentry AWACS jet and the
MH-60S mine countermeasure helicopter.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero's SEC reports, including CPI Aero's Form 10-KSB for the year ended December 31, 2004.

CONTACT:
Vincent Palazzolo               Investor Relations Counsel:
Chief Financial Officer         The Equity Group Inc.
CPI Aero                        Robert Greenberg  (212) 836-9611
(631) 586-5200                  Linda Latman (212) 836-9609
www.cpiaero.com                 www.theequitygroup.com
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                            (See Accompanying Tables)

CPI Aero News Release                                                     Page 3
May 11, 2005

                            CPI AEROSTRUCTURES, INC.
                         CONDENSED STATEMENTS OF INCOME
                                   (Unaudited)

                                                          Three Months Ended
                                                               March 31,
                                                         2005              2004
                                                         ----              ----
Revenue                                            $6,245,102        $6,228,108

Income from operations                                936,606         1,088,018

Other expense                                           3,950             1,206

Income before provision for income taxes              932,656         1,086,812

Provision for income taxes                            354,000           435,000

Net income                                            578,656           651,812

Income per common share:
Basic                                                   $0.11             $0.12
Diluted                                                 $0.09             $0.11

Shares used in computing income per common share:
Basic                                               5,417,300         5,301,770
Diluted                                             6,167,995         5,800,120

CPI Aero News Release                                                     Page 4
May 11, 2005

                                                       Unaudited         Audited
             Balance Sheet Highlights                    3/31/05        12/31/04

Cash                                                $  1,222,910    $  1,756,350

Total current assets                                  29,421,906      29,609,862

Total Assets                                          30,669,919      30,759,124

Total current liabilities                              4,532,245       5,213,460

Working capital                                       24,889,661      24,396,402

Current portion of long-term debt                         83,370          83,144

Long-term debt, net of current portion                   108,349         129,276

Total Shareholders' equity                            26,029,325      25,416,388

Total Liabilities and Shareholders' Equity          $ 30,669,919    $ 30,759,124